EXHIBIT 99.2

                  Company Contact:     Ed Rosenfeld
                                       Senior Vice President, Strategic Planning
                                          & Finance
                                       Steven Madden, Ltd.
                                       (718) 446-1800

                  Investor Relations:  Cara O'Brien/Melissa Myron
                                       Financial Dynamics
                                       (212) 850-5600

FOR IMMEDIATE RELEASE
---------------------

          STEVEN MADDEN, LTD. ANNOUNCES SPECIAL ONE-TIME CASH DIVIDEND

         LONG ISLAND CITY, N.Y. - November 1, 2006 - Steven Madden, Ltd. (NASDAQ: SHOO), a leading designer and marketer of fashion footwear and accessories for women, men and children, today announced that its Board of Directors has authorized a special one-time cash dividend of $1.00 per outstanding share of common stock. The dividend will be paid on November 22, 2006 to shareholders of record at the close of business on November 13, 2006.

         Combined with the $8.3 million of share repurchases so far in 2006, this one-time dividend will increase the amount of capital the Company has returned to shareholders this year to approximately $29.3 million, which is in addition to the approximately $21.5 million the Company returned to shareholders in 2005.

         "With this special one-time dividend, we will have substantially exceeded the promise we made last November to return at least $15 million to shareholders over the next 15 months. Our strong operating performance allowed us to provide this special dividend to our shareholders even while reinvesting in the business and funding our initiatives for future growth," stated Jamieson Karson, Chairman and Chief Executive Officer of Steven Madden, Ltd. "We are very pleased to be able to provide this additional return to our shareholders and look forward to continuing to drive growth as well as return significant value to our shareholders."

         The Company separately announced today financial results for its third quarter of fiscal 2006.

         Steven Madden, Ltd. designs and markets fashion-forward footwear and accessories for women, men and children. The shoes and accessories are sold through company-owned retail stores, department stores, apparel and footwear specialty stores, and online at www.stevemadden.com. The Company has several licenses for its brands, including dresses, watches, outerwear, eyewear, girls apparel, and hosiery and owns and operates 96 retail stores, including its online store. The Company is also the licensee for Candie's Footwear and UNIONBAY Men's Footwear, and through its wholly-owned subsidiary, Daniel M. Friedman & Associates, is the licensee for Betsey Johnson handbags and belts, Ellen Tracy belts, and Tracy Reese handbags and belts.

Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties readers are urged to consider statements labeled with the terms "believes", "belief", "expects", "intends", "anticipates" or "plans" to be uncertain and forward-looking. The forward looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission.

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